As filed with the Securities and Exchange Commission on April 8, 2021.

Registration No. 333-115681

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FAUQUIER BANKSHARES, INC.

(Exact name of registrant as specified in its charter)

Virginia	54-1288193
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10 Courthouse Square

Warrenton, Virginia 20186

(540) 347-2700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Donna G. Shewmake

General Counsel, Executive Vice President and Secretary

Virginia National Bankshares Corporation

404 People Place

Charlottesville, Virginia 22911

(434) 817-8621

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate Date of Commencement of Proposed Sale to the Public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment relates to the following Registration Statement on Form S-3 (the “Registration Statement”):

•

Registration Statement No. 333-115681, pertaining to the registration of 250,000 shares of common stock of Fauquier Bankshares, Inc. (the “Company”) in connection with the Fauquier Bankshares, Inc. Dividend Reinvestment and Stock Purchase Plan.

On April 1, 2021, pursuant to the Agreement and Plan of Reorganization, dated as of September 30, 2020, by and between Virginia National Bankshares Corporation (“VABK”) and the Company, and a related Plan of Merger, the Company was merged with and into VABK (the “Merger”). As a result of the Merger, the Company ceased to exist as of 12:01 a.m. on April 1, 2021.

As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with the undertakings made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, VABK (as successor to the Company) hereby terminates the effectiveness of the Registration Statement and removes from registration the securities of the Company registered but unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlottesville, Commonwealth of Virginia, on this 8th day of April, 2021.

VIRGINIA NATIONAL BANKSHARES CORPORATION
(as successor to Fauquier Bankshares, Inc.)

By:	/s/ Tara Y. Harrison
Tara Y. Harrison Executive Vice President and Chief Financial Officer

3